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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

(Check One)    /X/ Form 10-K     / / Form 20-F     / / Form 11- K
                      / / Form 10-Q     / / Form N-SAR

For Period Ended: November 30, 1999
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/ / Transition Report on Form 10-K
/ / Transition Report on Form 20-F
/ / Transition Report on Form 11-K
/ / Transition Report on Form 10-Q
/ / Transition Report on Form N-SAR


For the Transition Period Ended: _______________________


PART I - REGISTRANT INFORMATION

Officeland Inc.
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Full Name of Registrant

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Former Name if Applicable

312 Dolomite Drive, Suite 212
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Address of Principal Executive Office (Street and Number)

Downsview, Ontario Canada M3J 2N2
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City, State and Zip Code

PART II - Rules   12b-25(b)   AND    (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form
/X/ 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE
Form 10 - KSB could not be filed within the prescribed time period due to delays in receiving financial information from recent acquisitions.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      CHRISTOPHER WALKER      (416)       736-4000
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           (Name)             (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). /X/ Yes / / No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? / / Yes /X/ No

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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                    Officeland Inc
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            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2000

By:   CHRISTOPHER WALKER, CFO

INSTRUCTION: The form may be signed by an executive office of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

Attention:

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Intentional misstatements or omissions of fact constitute Federal
Criminal Violation (see 18 U.S.C. 1001).
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